The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these notes in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated May 17, 2016

PRICING SUPPLEMENT NO. Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-209682 and 333-209682-01 Dated May , 2016

JPMorgan Chase Financial Company LLC Trigger Autocallable Contingent Yield Notes

Linked to the lesser performing of the MSCI EAFE® Index and the Russell 2000® Index due on or about May 29, 2026

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description

Trigger Autocallable Contingent Yield Notes are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”) , the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. (each, a “Note” and collectively, the “Notes”) linked to the lesser performing of the MSCI EAFE® Index and the Russell 2000® Index (each an “Underlying” and together the “Underlyings”). If the closing level of each Underlying on a quarterly Observation Date is equal to or greater than its Coupon Barrier, JPMorgan Financial will make a Contingent Coupon payment with respect to that Observation Date. Otherwise, no coupon will be payable with respect to that Observation Date. JPMorgan Financial will automatically call the Notes early if the closing level of each Underlying on any quarterly Observation Date (after an initial one-year non-call period) is equal to or greater than its Initial Value. If the Notes are called, JPMorgan Financial will pay the principal amount plus the Contingent Coupon for that Observation Date and no further amounts will be owed to you. If the Notes are not called prior to maturity and the Final Value of each Underlying is equal to or greater than both its Downside Threshold and its Coupon Barrier, JPMorgan Financial will make a cash payment at maturity equal to the principal amount of your Notes, in addition to the Contingent Coupon. If the Notes are not called prior to maturity and the Final Value of each Underlying is greater than or equal to its Downside Threshold but the Final Value of either Underlying is less than its Coupon Barrier, JPMorgan Financial will make a cash payment at maturity equal to the principal amount of our Notes, but no Contingent Coupon will be paid. If the Final Value of either Underlying is less than its Downside Threshold, JPMorgan Financial will pay you less than the full principal amount, if anything, at maturity, resulting in a loss of your principal amount that is proportionate to the decline in the closing level of the Underlying with the Lower Underlying Return (the “Lesser Performing Underlying”) from its Initial Value to its Final Value. Investing in the Notes involves significant risks. You may lose some or all of your principal amount. You will be exposed to the market risk of each Underlying and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying. Generally, a higher Contingent Coupon Rate is associated with a greater risk of loss. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial, as issuer of the Notes, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Notes. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑  Automatically Callable: JPMorgan Financial will automatically call the Notes and pay you the principal amount plus the Contingent Coupon otherwise due for a quarterly Observation Date (after an initial one-year non-call period) if the closing level of each Underlying on that quarterly Observation Date is equal to or greater than its Initial Value. No further payments will be made on the Notes.

❑  Contingent Coupon: If the closing level of each Underlying on a quarterly Observation Date (including the Final Valuation Date) is equal to or greater than its Coupon Barrier, JPMorgan Financial will make a Contingent Coupon payment with respect to that Observation Date. Otherwise, no coupon will be payable with respect to that Observation Date.

❑  Downside Exposure with Contingent Repayment of Principal Amount at Maturity: If by maturity the Notes have not been called and each Underlying closes at or above its Downside Threshold on the Final Valuation Date, JPMorgan Financial will pay you the principal amount per Note at maturity, in addition to any Contingent Coupon that may be payable as described above. If either Underlying closes below its Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the closing level of the Lesser Performing Underlying from its Initial Value to its Final Value. The contingent repayment of principal applies only if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.

Key Dates
Trade Date[1]	May 26, 2016
Original Issue Date (Settlement Date)[1]	May 31, 2016
Observation Dates[2]	Quarterly (callable beginning May 22, 2017) (see page 4)
Final Valuation Date[2]	May 22, 2026
Maturity Date[2]	May 29, 2026
[1]	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Notes remains the same.
[2]	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Payment Date” and “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” in the accompanying product supplement.

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LESSER PERFORMING INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO.  YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE PS-10 OF THE ACCOMPANYING PRODUCT SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE US-2 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Note Offering

We are offering Trigger Autocallable Contingent Yield Notes linked to the lesser performing of the MSCI EAFE® Index and the Russell 2000® Index. The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The Contingent Coupon Rate and the Initial Value, Downside Threshold and Coupon Barrier for each Underlying will be finalized on the Trade Date and provided in the pricing supplement. The actual Contingent Coupon Rate will not be less than the bottom of the range listed below, but you should be willing to invest in the Notes if the Contingent Coupon Rate were set equal to the bottom of that range.

Underlying	Contingent Coupon Rate	Initial Value	Downside Threshold*	Coupon Barrier*	CUSIP / ISIN
MSCI EAFE® Index (Bloomberg Ticker: MXEA)	8.00% to 9.00% per annum	•	50% of the Initial Value	70% of the Initial Value	46646W771 / US46646W7719
Russell 2000® Index (Bloomberg Ticker: RTY)		•	50% of the Initial Value	70% of the Initial Value

*Rounded to two decimal places for the MSCI EAFE® Index and rounded to three decimal places for the Russell 2000® Index

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus and the prospectus supplement, each dated April 15, 2016, product supplement no. UBS-1-I dated April 15, 2016, underlying supplement no. 1-I dated April 15, 2016 and this pricing supplement. The terms of the Notes as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Issuer
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the lesser performing of the MSCI EAFE® Index and the Russell 2000® Index		$10		$0.35		$9.65
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Notes.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us that will not exceed $0.35 per $10 principal amount Note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

If the Notes priced today and assuming a Contingent Coupon Rate equal to the middle of the range listed above, the estimated value of the Notes would be approximately $9.47 per $10 principal amount Note. The estimated value of the Notes, when the terms of the Notes are set, will be provided in the pricing supplement and will not be less than $9.20 per $10 principal amount Note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The Notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.	J.P.Morgan

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these Notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the Notes involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. UBS-1-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012642/crt-dp64836_424b2.pdf

t	Underlying supplement no. 1-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf

t	Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

t You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Lesser Performing Underlying.

t You are willing to accept the individual market risk of each Underlying and understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying.

t You accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

t You believe each Underlying will close at or above its Coupon Barrier on the Observation Dates and its Downside Threshold on the Final Valuation Date.

t You believe each Underlying will close at or above its Initial Value on one of the specified Observation Dates (after an initial one-year non-call period).

t You understand and accept that you will not participate in any appreciation in the level of either Underlying and that your potential return is limited to the Contingent Coupons.

t You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Underlyings.

t You would be willing to invest in the Notes if the Contingent Coupon Rate were set equal to the bottom of the range indicated on the cover hereof (the actual Contingent Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range listed on the cover).

t You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the stocks included in the Underlyings.

t You are able and willing to invest in Notes that may be called early (after an initial one-year non-call period) or you are otherwise willing to hold the Notes to maturity.

t You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Notes.

t You understand and accept the risks associated with the Underlyings.

t You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

t You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the Lesser Performing Underlying.

t You are unwilling to accept the individual market risk of each Underlying or do not understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying.

t You require an investment designed to provide a full return of principal at maturity.

t You do not accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

t You believe that either Underlying will decline during the term of the Notes and is likely to close below its Coupon Barrier on the Observation Dates and its Downside Threshold on the Final Valuation Date.

t You seek an investment that participates in the full appreciation in the level of either or both of the Underlyings or that has unlimited return potential.

t You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Underlyings.

t You are not willing to invest in the Notes if the Contingent Coupon Rate were set equal to the bottom of the range indicated on the cover hereof (the actual Contingent Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range listed on the cover).

t You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t You seek guaranteed current income from this investment or prefer to receive the dividends paid on the stocks included in the Underlyings.

t You are unable or unwilling to hold Notes that may be called early (after an initial one-year non-call period), or you are otherwise unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.

t You do not understand or accept the risks associated with the Underlyings.

t You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement and the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement for risks related to an investment in the Notes. For more information on the Underlyings, please see the sections titled “The MSCI EAFE® Index” and “The Russell 2000® Index” below.

Indicative Terms
Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & Co.
Issue Price	$10 per Note
Underlyings	MSCI EAFE® Index Russell 2000® Index
Principal Amount	$10 per Note (subject to a minimum purchase of 100 Notes or $1,000)
Term[1]	Approximately 10 years, unless called earlier
Automatic Call Feature	The Notes will be called automatically if the closing level of each Underlying on any Observation Date (beginning May 22, 2017) is equal to or greater than its Initial Value. If the Notes are called, JPMorgan Financial will pay you on the applicable Call Settlement Date a cash payment per Note equal to the principal amount plus the Contingent Coupon otherwise due for the applicable Observation Date, and no further payments will be made on the Notes.

Contingent Coupon

If the closing level of each Underlying is equal to or greater than its Coupon Barrier on any Observation Date, we will pay you the Contingent Coupon for that Observation Date on the relevant Coupon Payment Date.

If the closing level of either Underlying is less than its Coupon Barrier on any Observation Date, the Contingent Coupon for that Observation Date will not accrue or be payable, and we will not make any payment to you on the relevant Coupon Payment Date.

Each Contingent Coupon will be a fixed amount based on equal quarterly installments at the Contingent Coupon Rate, which is a per annum rate. You should be willing to invest in the Notes if the Contingent Coupon Rate were set equal to the bottom of the range set forth in “Contingent Coupon Rate” below.

Contingent Coupon payments on the Notes are not guaranteed. We will not pay you the Contingent Coupon for any Observation Date on which the closing level of either Underlying is less than its Coupon Barrier.

Contingent Coupon Rate	Expected to be between 8.00% and 9.00% per annum. The actual Contingent Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement and will not be less than 8.00% per annum.
Contingent Coupon payments	Between $0.20 and $0.225 per $10 principal amount Note. The actual Contingent Coupon payments will be based on the Contingent Coupon Rate and finalized on the Trade Date and provided in the pricing supplement.
Coupon Payment Dates[2]	2nd business day following the applicable Observation Date, except that the Coupon Payment Date for the Final Valuation Date is the Maturity Date
Call Settlement Dates[2]	First Coupon Payment Date following the applicable Observation Date
Payment at Maturity (per $10 Note)

If the Notes are not automatically called and the Final Value of each Underlying is equal to or greater than both its Downside Threshold and its Coupon Barrier, we will pay you a cash payment at maturity per $10 principal amount Note equal to $10 plus the Contingent Coupon otherwise due on the Maturity Date.

If the Notes are not automatically called and the Final Value of each Underlying is greater than or equal to its Downside Threshold but the Final Value of either Underlying is less than its Coupon Barrier, we will pay you a cash payment at maturity per $10 principal amount Note equal to $10, but no Contingent Coupon will be paid.

If the Notes are not automatically called and the Final Value of either Underlying is less than its Downside Threshold, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Note resulting in a loss on your principal amount proportionate to the negative Underlying Return of the Lesser Performing Underlying, equal to:

$10 × (1 + Lesser Performing Underlying Return)

Underlying Return	With respect to each Underlying: Final Value – Initial Value Initial Value
Lesser Performing Underlying:	The Underlying with the lower Underlying Return
Lesser Performing Underlying Return:	The lower of the Underlying Returns of the Underlyings
Initial Value	With respect to each Underlying, the closing level of that Underlying on the Trade Date
Final Value	With respect to each Underlying, the closing level of that Underlying on the Final Valuation Date
Downside Threshold[3]	With respect to each Underlying, a percentage of the Initial Value of that Underlying, as specified on the cover of this pricing supplement
Coupon Barrier[3]	With respect to each underlying, a percentage of the Initial Value of that Underlying, as specified on the cover of this pricing supplement
[1]	See footnote 1 under “Key Dates” on the front cover

Investment Timeline

Trade Date	The closing level of each Underlying (Initial Value) is observed, and the Downside Threshold and the Coupon Barrier of each Underlying and the Contingent Coupon Rate are determined.

Quarterly (callable after an initial one-year non-call period)

If the closing level of each Underlying is equal to or greater than its Coupon Barrier on any Observation Date, JPMorgan Financial will pay you a Contingent Coupon on the Coupon Payment Date.

The Notes will also be called if the closing level of each Underlying on any Observation Date (after an initial one-year non-call period) is equal to or greater than its Initial Value. If the Notes are called, JPMorgan Financial will pay you a cash payment per Note equal to the principal amount plus the Contingent Coupon otherwise due for the applicable Observation Date, and no further payments will be made on the Notes.

Maturity Date

The Final Value of each Underlying is determined as of the Final Valuation Date.

If the Notes have not been called and the Final Value of each Underlying is equal to or greater than both its Downside Threshold and its Coupon Barrier, at maturity JPMorgan Financial will repay the principal amount equal to $10.00 per Note plus the Contingent Coupon otherwise due on the Maturity Date.

If the Notes have not been called and the Final Value of each Underlying is greater than or equal to its Downside Threshold but the Final Value of either Underlying is less than its Coupon Barrier, JPMorgan Financial will repay the principal amount equal to $10.00 per Note, but no Contingent Coupon will be paid.

If the Notes have not been called and the Final Value of either Underlying is less than its Downside Threshold, JPMorgan Financial will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount proportionate to the decline of the Lesser Performing Underlying, equal to a return of:

$10 × (1 + Lesser Performing Underlying Return) per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. YOU WILL BE EXPOSED TO THE MARKET RISK OF EACH UNDERLYING AND ANY DECLINE IN THE LEVEL OF ONE UNDERLYING MAY NEGATIVELY AFFECT YOUR RETURN AND WILL NOT BE OFFSET OR MITIGATED BY A LESSER DECLINE OR ANY POTENTIAL INCREASE IN THE LEVEL OF THE OTHER UNDERLYING. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

[2]	See footnote 2 under “Key Dates” on the front cover
[3]	Rounded to two decimal places for the MSCI EAFE® Index and rounded to three decimal places for the Russell 2000® Index

Observation Dates and Coupon Payment Dates

Observation Dates†	Coupon Payment Dates†
August 22, 2016	August 24, 2016
November 22, 2016	November 25, 2016
February 22, 2017	February 24, 2017
May 22, 2017	May 24, 2017
August 22, 2017	August 24, 2017
November 22, 2017	November 27, 2017
February 22, 2018	February 26, 2018
May 22, 2018	May 24, 2018
August 22, 2018	August 24, 2018
November 23, 2018	November 27, 2018
February 22, 2019	February 26, 2019
May 22, 2019	May 24, 2019
August 22, 2019	August 27, 2019
November 22, 2019	November 26, 2019
February 24, 2020	February 26, 2020
May 22, 2020	May 27, 2020
August 24, 2020	August 26, 2020
November 23, 2020	November 25, 2020
February 22, 2021	February 24, 2021
May 24, 2021	May 26, 2021
August 23, 2021	August 25, 2021
November 22, 2021	November 24, 2021
February 22, 2022	February 24, 2022
May 23, 2022	May 25, 2022
August 22, 2022	August 24, 2022
November 22, 2022	November 25, 2022
February 22, 2023	February 24, 2023
May 22, 2023	May 24, 2023
August 22, 2023	August 24, 2023
November 22, 2023	November 27, 2023
February 22, 2024	February 26, 2024
May 22, 2024	May 24, 2024
August 22, 2024	August 27, 2024
November 22, 2024	November 26, 2024
February 24, 2025	February 26, 2025
May 22, 2025	May 27, 2025
August 22, 2025	August 27, 2025
November 24, 2025	November 26, 2025
February 23, 2026	February 25, 2026
May 22, 2026 (the Final Valuation Date)	May 29, 2026 (the Maturity Date)

†	The Notes are not callable until the fourth Observation Date, May 22, 2017.

Each of the Observation Dates, and therefore the Coupon Payment Dates, is subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement.

What Are the Tax Consequences of the Notes?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-I. In determining our reporting responsibilities we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupons as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt.

Sale, Exchange or Redemption of a Note. Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupons are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a Contingent Coupon is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an Observation Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax adviser regarding this issue.

As described above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Coupons is uncertain, and although we believe it is reasonable to take a position that Contingent Coupons are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your Notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes in light of your particular circumstances.

Non-U.S. holders should also note that recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the Notes.

FATCA. Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the Notes that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the Notes are recharacterized, in whole or in part, as debt instruments, or Contingent Coupons if they are otherwise treated as FDAP Income). If the Notes are recharacterized, in whole or in part, as debt instruments, withholding could also apply to payments of gross proceeds of a taxable disposition, including an early redemption or redemption at maturity. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as FDAP Income) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the Notes.

In the event of any withholding on the Notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in either or both of the Underlyings. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

Risks Relating to the Notes Generally

t	Your Investment in the Notes May Result in a Loss — The Notes differ from ordinary debt securities in that JPMorgan Financial will not necessarily repay the full principal amount of the Notes. If the Notes are not called and the closing level of either Underlying has declined below its Downside Threshold on the Final Valuation Date, you will be fully exposed to any depreciation of the Lesser Performing Underlying from its Initial Value to its Final Value. In this case, JPMorgan Financial will repay less than the full principal amount at maturity, resulting in a loss of principal that is proportionate to the negative Underlying Return of the Lesser Performing Underlying. Under these circumstances, you will lose 1% of your principal for every 1% that the Final Value of the Lesser Performing Underlying is less than its Initial Value and could lose your entire principal amount. As a result, your investment in the Notes may not perform as well as an investment in a security that does not have the potential for full downside exposure to either Underlying.

t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Notes are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Notes will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Notes and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the Notes. If these affiliates do not make payments to us and we fail to make payments on the Notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

t	You Are Not Guaranteed Any Contingent Coupons — We will not necessarily make periodic coupon payments on the Notes. If the closing level of either Underlying on an Observation Date is less than its Coupon Barrier, we will not pay you the Contingent Coupon for that Observation Date even if the closing level of the other Underlying is greater than or equal to its Coupon Barrier on that Observation Date, and the Contingent Coupon that would otherwise be payable will not be accrued and will be lost. If the closing level of either Underlying is less than its Coupon Barrier on each of the Observation Dates, we will not pay you any Contingent Coupon during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

t	Return on the Notes Limited to the Sum of Any Contingent Coupons and You Will Not Participate in Any Appreciation of Either Underlying — The return potential of the Notes is limited to the specified Contingent Coupon Rate, regardless of the appreciation of either Underlying, which may be significant. In addition, the total return on the Notes will vary based on the number of Observation Dates on which the requirements for a Contingent Coupon have been met prior to maturity or an automatic call. Further, if the Notes are called, you will not receive any Contingent Coupons or any other payments in respect of any Observation Dates after the Call Settlement Date. Because the Notes could be called as early as the fourth Observation Date, the total return on the Notes could be minimal. If the Notes are not called, you may be subject to the risk of decline in the level of each Underlying, even though you are not able to participate in any potential appreciation of either Underlying. Generally, the longer the Notes remain outstanding, the less likely it is that they will be automatically called, due to the decline in the level of one or both of the Underlyings and the shorter time remaining for the level of either Underlying to recover to or above its Initial Value on a subsequent Observation Date. As a result, the return on an investment in the Notes could be less than the return on a hypothetical direct investment in either Underlying. In addition, if the Notes are not called and the Final Value of either Underlying is below its Downside Threshold, you will have a loss on your principal amount and the overall return on the Notes may be less than the amount that would be paid on a conventional debt security of JPMorgan Financial of comparable maturity.

t	Because the Notes Are Linked to the Lesser Performing Underlying, You Are Exposed to Greater Risks of No Contingent Coupons and Sustaining a Significant Loss on Your Investment at Maturity Than If the Notes Were Linked to a Single Underlying — The risk that you will not receive any Contingent Coupons and lose some or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlying. With two Underlyings, it is more likely that the closing level of either Underlying will be less than its Coupon Barrier on the Observation Dates or less than its Downside Threshold on the Final Valuation Date. Therefore it is more likely that you will not receive any Contingent Coupons and that you will suffer a significant loss on your investment at maturity. In addition, the performance of the Underlyings may not be correlated or may be negatively correlated.

The lower the correlation between two Underlyings, the greater the potential for one of those Underlyings to close below its Coupon Barrier or Downside Threshold on an Observation Date or the Final Valuation Date, respectively. See “Correlation of the Underlyings” below. Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Contingent Coupon Rate is determined, in part, based on the correlation of the Underlyings’ performance, as calculated using internal models of our affiliates at the time when the terms of the Notes are finalized. A higher Contingent Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for loss on your investment at maturity. Furthermore, because the closing level of each Underlying must be greater than or equal to its Initial Value on a quarterly Observation Date (after an initial one-year non-call period) in order for the notes to be automatically called prior to maturity, the Notes are less likely to be automatically called on any Observation Date than if the Notes were linked to a single Underlying.

t	You Are Exposed to the Risk of Decline in the Level of Each Underlying — Your return on the Notes and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings. If the Notes have not been automatically called, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to either of the Underlyings. In addition, the performance of the Underlyings may not be correlated. Poor performance by either of the Underlyings over the term of the Notes may negatively affect whether you will receive a Contingent Coupon on any Coupon Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by the other Underlying. Accordingly, your investment is subject to the risk of decline in the value of each Underlying.

t	Your Payment at Maturity May Be Determined By the Lesser Performing Underlying — Because the payment at maturity will be determined based on the performance of the Lesser Performing Underlying, you will not benefit from the performance of the other Underlying. Accordingly, if the Notes have not been automatically called and the Final Value of either Underlying is less than its Downside Threshold, you will lose some or all of your principal amount at maturity, even if the Final Value of the other Underlying is greater than or equal to its Initial Value.

t	Contingent Repayment of Principal Applies Only If You Hold the Notes to Maturity — If you are able to sell your Notes in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing levels of both Underlyings are above their respective Downside Thresholds. If by maturity the Notes have not been called, either JPMorgan Financial will repay you the full principal amount per Note, with or without the Contingent Coupon, or, if either Underlying closes below its Downside Threshold on the Final Valuation Date, JPMorgan Financial will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the closing level of the Lesser Performing Underlying from its Initial Value to its Final Value. This contingent repayment of principal applies only if you hold your Notes to maturity.

t	A Higher Contingent Coupon Rate and/or a Lower Coupon Barrier and/or Downside Threshold May Reflect Greater Expected Volatility of the Underlyings, Which Is Generally Associated With a Greater Risk of Loss — Volatility is a measure of the degree of variation in the levels of the Underlyings over a period of time. The greater the expected volatilities of the Underlyings at the time the terms of the Notes are set, the greater the expectation is at that time that the level of an Underlying could close below its Coupon Barrier on any Observation Date, resulting in the loss of one or more, or all, Contingent Coupon payments, or below its Downside Threshold on the Final Valuation Date, resulting in the loss of a significant portion or all of your principal at maturity. In addition, the economic terms of the Notes, including the Contingent Coupon Rate, the Coupon Barrier and the Downside Threshold, are based, in part, on the expected volatilities of the Underlyings at the time the terms of the Notes are set, where higher expected volatilities will generally be reflected in a higher Contingent Coupon Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Coupon Barrier and/or a lower Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher Contingent Coupon Rate will generally be indicative of a greater risk of loss while a lower Coupon Barrier or Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of paying Contingent Coupon payments or returning your principal at maturity. You should be willing to accept the downside market risk of each Underlying and the potential loss of some or all of your principal at maturity.

t	Reinvestment Risk — If your Notes are called early, the holding period over which you would have the opportunity to receive any Contingent Coupons could be as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Notes are called prior to the maturity date.

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set, which we refer to as the estimated value of the Notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

t	Each Contingent Coupon Is Based Solely on the Closing Levels of the Underlyings on the Applicable Observation Date — Whether a Contingent Coupon will be payable with respect to an Observation Date will be based solely on the closing levels of the Underlyings on that Observation Date. As a result, you will not know whether you will receive a Contingent Coupon until the related Observation Date. Moreover, because each Contingent Coupon is based solely on the closing levels of the Underlyings on the applicable Observation Date, if the closing level of either Underlying is less than its Coupon Barrier, you will not receive any

Contingent Coupon with respect to that Observation Date, even if the closing level of the other Underlying is equal to or greater than its Coupon Barrier and even if the closing level of that Underlying was higher on other days during the period before that Observation Date.

t	The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes — The estimated value of the Notes is only an estimate determined by reference to several factors. The original issue price of the Notes will exceed the estimated value of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. See “The Estimated Value of the Notes” in this pricing supplement.

t	The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates — The estimated value of the Notes is determined by reference to internal pricing models of our affiliates when the terms of the Notes are set. This estimated value of the Notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Notes that are greater than or less than the estimated value of the Notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.

t	The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Notes is based on, among other things, our and our affiliates’ view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “The Estimated Value of the Notes” in this pricing supplement.

t	The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).

t	Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes. As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Notes.

The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity. See “— Lack of Liquidity” below.

t	Many Economic and Market Factors Will Impact the Value of the Notes — As described under “The Estimated Value of the Notes” in this pricing supplement, the Notes can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Notes at issuance and their value in the secondary market. Accordingly, the secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Underlyings, including:

t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;

t	customary bid-ask spreads for similarly sized trades;

t	our internal secondary market funding rates for structured debt issuances;

t	the actual and expected volatility in the levels of the Underlyings;

t	the time to maturity of the Notes;

t	whether the closing level of either Underlying has been, or is expected to be, less than its Coupon Barrier on any Observation Date and whether the Final Value of either Underlying is expected to be less than its Downside Threshold;

t	the dividend rates on the equity securities underlying the Underlyings;

t	the actual and expected positive or negative correlation between the Underlyings, or the actual or expected absence of any such correlation;

t	interest and yield rates in the market generally;

t	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the MSCI EAFE® Index trade and the correlation among those rates and the levels of the MSCI EAFE® Index; and

t	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.

t	Investing in the Notes Is Not Equivalent to Investing in the Stocks Composing the Underlyings — Investing in the Notes is not equivalent to investing in the stocks included in the Underlyings. As an investor in the Notes, you will not have any ownership interest or rights in the stocks included in the Underlyings, such as voting rights, dividend payments or other distributions.

t	We Cannot Control Actions by the Sponsor of Either Underlying and That Sponsor Has No Obligation to Consider Your Interests — We and our affiliates are not affiliated with the sponsor of either Underlying and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of that Underlying. The sponsor of each Underlying is not involved in this Note offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of your Notes.

t	Your Return on the Notes Will Not Reflect Dividends on the Stocks Composing the Underlyings — Your return on the Notes will not reflect the return you would realize if you actually owned the stock included in the Underlyings and received the dividends on the stock included in the Underlyings. This is because the calculation agent will determine whether the Notes will be called and whether a Contingent Coupon is payable. The calculation agent will calculate the amount payable to you at maturity of the Notes by reference to the closing level of each Underlying on the relevant Observation Date, without taking into consideration the value of dividends on the stock included in that Underlying.

t	No Assurances That the Investment View Implicit in the Notes Will Be Successful — While the Notes are structured to provide for Contingent Coupons if each Underlying does not close below its Coupon Barrier on the Observation Dates, we cannot assure you of the economic environment during the term or at maturity of your Notes.

t	Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.

t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Underlyings and could affect the level of an Underlying, and therefore the market value of the Notes.

t	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.

t	Potential JPMorgan Financial Impact on the Level of an Underlying — Trading or transactions by JPMorgan Financial or its affiliates in an Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of an Underlying may adversely affect the level of that Underlying and, therefore, the market value of the Notes.

t	The Final Terms and Valuation of the Notes Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Notes will be based on relevant market conditions when the terms of the Notes are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, each of the estimated value of the Notes and the Contingent Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement, and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the Notes based on the minimums for the estimated value of the Notes and the Contingent Coupon Rate.

Risks Relating to the Underlyings

t	Non-U.S. Securities Risk with Respect to the MSCI EAFE® Index — The equity securities included in the MSCI EAFE® Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC.

t	The Notes Are Subject to Currency Exchange Risk with Respect to the MSCI EAFE® Index — Because the prices of the equity securities included in the MSCI EAFE® Index are converted into U.S. dollars for purposes of calculating the level of the MSCI EAFE® Index, holders of the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities included in the MSCI EAFE® Index trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities included in the MSCI EAFE® Index denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the level of the MSCI EAFE® Index will be adversely affected and any payment on the Notes may be reduced. Of particular importance to potential currency exchange risk are:

t	existing and expected rates of inflation;

t	existing and expected interest rate levels;

t	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;

t	political, civil or military unrest in the countries issuing those currencies and the United States; and

t	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.

t	An Investment in the Notes is Subject to Risks Associated with Small Capitalization Stocks with Respect to the Russell 2000® Index — The equity securities included in the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

Hypothetical Examples

The examples below illustrate the hypothetical payments on a Coupon Payment Date, upon an automatic call or at maturity under different hypothetical scenarios for a $10.00 Note on an offering of the Notes, with the assumptions set forth below.* We cannot predict the closing level of either Underlying on any day during the term of the Notes, including on any Observation Date. You should not take these examples as an indication or assurance of the expected performance of the Notes. Numbers in the examples below have been rounded for ease of analysis. In these examples, we refer to the MSCI EAFE® Index and the Russell 2000® Index as the “MXEA Index” and the “RTY Index,” respectively.

Principal Amount:	$10.00
Term:	10 years (unless earlier called)
Hypothetical Initial Value:	100.00 for the MXEA Index and 100.000 for the RTY Index
Hypothetical Contingent Coupon Rate:	8.00% per annum (or 2.00% per quarter) (based on the bottom of the range of 8.00% to 9.00%)
Observation Dates:	Quarterly (callable after one year)
Hypothetical Downside Threshold:	50.00 for the MXEA Index and 50.000 for the RTY Index (which, with respect to each Index, is 50% of the hypothetical Initial Value of that Index)
Hypothetical Coupon Barrier:	70.00 for the MXEA Index and 70.000 for the RTY Index (which, with respect to each Index, is 70% of the hypothetical Initial Value of that Index)
*	Terms used for purposes of these hypothetical examples may not represent the actual Contingent Coupon Rate, Initial Values, Coupon Barriers or Downside Thresholds. The actual Contingent Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement. The hypothetical Initial Values of 100.00 for the MXEA Index and 100.000 for the RTY Index have been chosen for illustrative purposes only and may not represent a likely actual Initial Value for either Underlying. The actual Initial Value and resulting Downside Threshold and Coupon Barrier of each Underlying will be based on the closing level of that Underlying on the Trade Date. For historical data regarding the actual closing levels of the Underlyings, please see the historical information set forth under the sections titled “The MSCI EAFE® Index” and “The Russell 2000® Index” below.

The examples below are purely hypothetical. These examples are intended to illustrate (a) under what circumstances the Notes will be subject to an automatic call, (b) how the payment of a Contingent Coupon with respect to any Observation Date will depend on whether the closing level of either Underlying on that Observation Date is less than its Coupon Barrier, (c) how the value of the payment at maturity on the Notes will depend on whether the Final Value of either Underlying is less than its Downside Threshold and/or its Coupon Barrier and (d) how the total return on the Notes may be less than the total return on a direct investment in either or both Underlyings in certain scenarios. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payments per $10.00 principal amount Note over the term of the Notes to the $10.00 initial issue price.

Example 1 — Notes Are Automatically Called on the Fourth Observation Date

Date	Closing Level	Payment (per Note)
First Observation Date	MXEA Index: 105.00 RTY Index: 110.000	Closing level of each Underlying above its Initial Value; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing level of each Underlying above its Coupon Barrier; Issuer pays Contingent Coupon of $0.20 on first Coupon Payment Date.

Second Observation Date	MXEA Index: 80.00 RTY Index: 60.000	Closing level of each Underlying below its Initial Value; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing level of RTY Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.

Third Observation Date	MXEA Index: 60.00 RTY Index: 80.000	Closing level of each Underlying below its Initial Value; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing level of MXEA Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.

Fourth Observation Date	MXEA Index: 110.00 RTY Index: 115.000	Closing level of each Underlying at or above its Initial Value; Notes are automatically called; Issuer repays principal plus pays Contingent Coupon of $0.20 on Call Settlement Date.

Total Payments (per $10.00 Note):	Payment on Call Settlement Date:	$10.20 ($10.00 + $0.20)
	Prior Contingent Coupons:	$0.20 ($0.20 × 1)
	Total:	$10.40
	Total Return:	4.00%

Because the closing level of each Underlying is greater than or equal to its Initial Value on the fourth Observation Date (which is approximately one year after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are automatically called on that Observation Date. JPMorgan Financial will pay you on the Call Settlement Date $10.20 per $10.00 principal amount Note, which is equal to your principal amount plus the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date. No further amounts will be owed to you under the Notes.

In addition, because the closing level of each Underlying was greater than or equal to its Coupon Barrier on the first Observation Date, JPMorgan Financial will pay the Contingent Coupon of $0.20 on the first Coupon Payment Date. However, because the closing level of at least one Underlying was less than its Coupon Barrier on the second and third Observation Dates, JPMorgan Financial will not pay any Contingent Coupon on the Coupon Payment Dates following those Observation Dates. Accordingly, JPMorgan Financial will have paid a total of $10.40 per $10.00 principal amount Note for a 4.00% total return over the shortened one (1) year term of the Notes as a result of the automatic call.

Example 2 — Notes Are NOT Automatically Called and the Final Value of Each Underlying Is Above Its Downside Threshold and Coupon Barrier

Date	Closing Level	Payment (per Note)
First Observation Date	MXEA Index: 115.00 RTY Index: 110.000	Closing level of each Underlying above its Initial Value; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing level of each Underlying above its Coupon Barrier; Issuer pays Contingent Coupon of $0.20 on first Coupon Payment Date.

Second Observation Date	MXEA Index: 80.00 RTY Index: 75.000	Closing level of each Underlying below its Initial Value; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing level of each Underlying above its Coupon Barrier; Issuer pays Contingent Coupon of $0.20 on second Coupon Payment Date.

Third Observation Date	MXEA Index: 85.00 RTY Index: 60.000	Closing level of each Underlying below its Initial Value; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing level of RTY Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.

Fourth to Thirty-Ninth Observation Dates	Various (below Coupon Barrier)	Closing level of each Underlying below its Initial Value; Notes NOT automatically called. Closing level of each Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the fourth to thirty-ninth Coupon Payment Dates.

Fortieth Observation Date (the Final Valuation Date)	MXEA Index: 110.00 RTY Index: 80.000	Closing level of RTY Index below its Initial Value; Notes NOT automatically called. Final Value of each Underlying above its Downside Threshold and Coupon Barrier; Issuer repays principal plus pays Contingent Coupon of $0.20 on Maturity Date.

Total Payments (per $10.00 Note):	Payment at Maturity:	$10.20 ($10.00 + $0.20)
	Prior Contingent Coupons:	$0.40 ($0.20 × 2)
	Total:	$10.60
	Total Return:	6.00%

Because the closing level of at least one Underlying was less than its Initial Value on each Observation Date on and after the fourth Observation Date (which is approximately one year after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are not automatically called. Because the Final Value of each Underlying is greater than or equal to its Downside Threshold and Coupon Barrier, JPMorgan Financial will pay you on the Maturity Date $10.20 per $10.00 principal amount Note, which is equal to your principal amount plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date.

In addition, because the closing level of each Underlying was greater than or equal to its Coupon Barrier on the first and second Observation Dates, JPMorgan Financial will pay the Contingent Coupon of $0.20 on the first and second Coupon Payment Dates. However, because the closing level of at least one Underlying was less than its Coupon Barrier on the third through thirty-ninth Observation Dates, JPMorgan Financial will not pay any Contingent Coupon on the Coupon Payment Dates following those Observation Dates. Accordingly, JPMorgan Financial will have paid a total of $10.60 per $10.00 principal amount Note for a 6.00% total return over the approximately ten (10) year term of the Notes.

Example 3 — Notes Are NOT Automatically Called and the Final Value of Each Underlying Is Above Its Downside Threshold but the Final Value of Either Underlying Is Below Its Coupon Barrier

Date	Closing Level	Payment (per Note)
First Observation Date	MXEA Index: 115.00 RTY Index: 110.000	Closing level of each Underlying above its Initial Value; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing level of each Underlying above its Coupon Barrier; Issuer pays Contingent Coupon of $0.20 on first Coupon Payment Date.

Second Observation Date	MXEA Index: 80.00 RTY Index: 75.000	Closing level of each Underlying below its Initial Value; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing level of each Underlying above its Coupon Barrier; Issuer pays Contingent Coupon of $0.20 on second Coupon Payment Date.

Third Observation Date	MXEA Index: 105.00 RTY Index: 60.000	Closing level of RTY Index below its Initial Value; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing level of RTY Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.

Fourth to Thirty-Ninth Observation Dates	Various (below Coupon Barrier)	Closing level of each Underlying below its Initial Value; Notes NOT automatically called. Closing level of each Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the fourth to thirty-ninth Coupon Payment Dates.

Fortieth Observation Date (the Final Valuation Date)	MXEA Index: 110.00 RTY Index: 60.000	Closing level of RTY Index below its Initial Value; Notes NOT automatically called. Final Value of each Underlying above its Downside Threshold; Final Value of RTY Index below its Coupon Barrier; Issuer repays principal on Maturity Date.

Total Payments (per $10.00 Note):	Payment at Maturity:	$10.00
	Prior Contingent Coupons:	$0.40 ($0.20 × 2)
	Total:	$10.40
	Total Return:	4.00%

Because the closing level of at least one Underlying was less than its Initial Value on each Observation Date on and after the fourth Observation Date (which is approximately one year after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are not automatically called. Because the Final Value of each Underlying is greater than or equal to its Downside Threshold and the Final Value of at least one Underlying is less than its Coupon Barrier, JPMorgan Financial will pay you on the Maturity Date $10.00 per $10.00 principal amount Note, which is equal to your principal amount.

In addition, because the closing level of each Underlying was greater than or equal to its Coupon Barrier on the first and second Observation Dates, JPMorgan Financial will pay the Contingent Coupon of $0.20 on the first and second Coupon Payment Dates. However, because the closing level of at least one Underlying was less than its Coupon Barrier on the third through thirty-ninth Observation Dates, JPMorgan Financial will not pay any Contingent Coupon on the Coupon Payment Dates following those Observation Dates. Accordingly, JPMorgan Financial will have paid a total of $10.40 per $10.00 principal amount Note for a 4.00% total return over the approximately ten (10) year term of the Notes.

Example 4 — Notes Are NOT Automatically Called and the Final Value of Either Underlying Is Below Its Downside Threshold

Date	Closing Level	Payment (per Note)
First Observation Date	MXEA Index: 55.00 RTY Index: 60.000	Closing level of each Underlying below its Initial Value; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing level of each Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on first Coupon Payment Date.

Second Observation Date	MXEA Index: 105.00 RTY Index: 60.000	Closing level of the RTY Index below its Initial Value; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing level of RTY Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.

Third Observation Date	MXEA Index: 90.00 RTY Index: 60.000	Closing level of each Underlying below its Initial Value; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing level of RTY Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.

Fourth to Thirty-Ninth Observation Dates	Various (below Coupon Barrier)	Closing level of each Underlying below its Initial Value; Notes NOT automatically called. Closing level of each Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the fourth to thirty-ninth Coupon Payment Dates.

Fortieth Observation Date (the Final Valuation Date)	MXEA Index: 45.00 RTY Index: 110.000	Closing level of MXEA Index below its Initial Value; Notes NOT automatically called. Closing level of MXEA Index below its Coupon Barrier and Downside Threshold; Issuer DOES NOT pay Contingent Coupon on Maturity Date, and Issuer will repay less than the principal amount resulting in a loss proportionate to the decline of the Lesser Performing Underlying.

Total Payments (per $10.00 Note):	Payment at Maturity:	$4.50
	Prior Contingent Coupons:	$0.00
	Total:	$4.50
	Total Return:	-55.00%

Because the closing level of at least one Underlying is less than its Initial Value on each Observation Date on and after the fourth Observation Date (which is approximately one year after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are not automatically called. Because the Final Value of at least one Underlying is less than its Downside Threshold on the Final Valuation Date, at maturity, JPMorgan Financial will pay you a total of $4.50 per $10.00 principal amount Note, for a -55.00% total return on the Notes, calculated as follows:

$10.00 × (1 + Lesser Performing Underlying Return)

Step 1: Determine the Underlying Return of each Underlying:

Underlying Return of the MXEA Index:

(Final Value – Initial Value)	=	45.00 – 100.00	= -55.00%
Initial Value		100.00

Underlying Return of the RTY Index:

(Final Value – Initial Value)	=	110.000 – 100.000	= 10.00%
Initial Value		100.000

Step 2: Determine the Lesser Performing Underlying. The MXEA Index is the Underlying with the lower Index Return.

Step 3: Calculate the Payment at Maturity:

$10.00 × (1 + Lesser Performing Underlying Return) = $10.00 × (1 + -55.00%) = $4.50

In addition, because the closing level of at least one Underlying is less than its Coupon Barrier on each Observation Date, JPMorgan Financial will not pay any Contingent Coupons over the term of the Notes. Accordingly, JPMorgan Financial will have paid a total of $4.50 per $10.00 principal amount Note for a -55.00% total return over the approximately ten (10) year term of the Notes.

The hypothetical returns and hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlyings

Included on the following pages is a brief description of the Underlyings. This information has been obtained from publicly available sources, without independent verification. Set forth below is a table that provides the quarterly high and low closing levels of each Underlying. This information given below is for the four calendar quarters in each of 2011, 2012, 2013, 2014 and 2015 and the first calendar quarter of 2016. Partial data is provided for the second calendar quarter of 2016. We obtained the closing levels information set forth below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. You should not take the historical levels of either Underlying as an indication of future performance.

The MSCI EAFE® Index

The MSCI EAFE® Index is a free float-adjusted market capitalization index intended to measure the equity market performance of certain developed markets in Europe, Asia, Australia and New Zealand. The MSCI EAFE® Index is calculated daily in U.S. dollars and published in real time every 15 seconds during market trading hours. The MSCI EAFE® Index currently consists of 21 developed market country indices. For additional information about the MSCI EAFE® Index, see the information set forth under “Equity Index Descriptions — The MSCI Indices” in the accompanying underlying supplement.

Historical Information Regarding the MSCI EAFE® Index

The following table sets forth the quarterly high and low closing levels of the MSCI EAFE® Index, based on daily closing levels of the MSCI EAFE® Index as reported by Bloomberg, without independent verification. The closing level of the MSCI EAFE® Index on May 16, 2016 was 1,637.84. The actual Initial Value of the MSCI EAFE® Index will be the closing level of the MSCI EAFE® Index on the Trade Date. We obtained the closing levels of the MSCI EAFE® Index above and below from Bloomberg, without independent verification. You should not take the historical levels of the MSCI EAFE® Index as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2011	3/31/2011	1,758.97	1,597.15	1,702.55
4/1/2011	6/30/2011	1,809.61	1,628.03	1,708.08
7/1/2011	9/30/2011	1,727.43	1,331.35	1,373.33
10/1/2011	12/31/2011	1,560.85	1,310.15	1,412.55
1/1/2012	3/31/2012	1,586.11	1,405.10	1,553.46
4/1/2012	6/30/2012	1,570.08	1,308.01	1,423.38
7/1/2012	9/30/2012	1,569.91	1,363.52	1,510.76
10/1/2012	12/31/2012	1,618.92	1,467.33	1,604.00
1/1/2013	3/31/2013	1,713.66	1,604.15	1,674.30
4/1/2013	6/30/2013	1,781.84	1,598.66	1,638.94
7/1/2013	9/30/2013	1,844.39	1,645.23	1,818.23
10/1/2013	12/31/2013	1,915.60	1,790.27	1,915.60
1/1/2014	3/31/2014	1,940.23	1,796.86	1,915.69
4/1/2014	6/30/2014	1,992.69	1,882.24	1,972.12
7/1/2014	9/30/2014	1,995.49	1,846.08	1,846.08
10/1/2014	12/31/2014	1,848.79	1,714.64	1,774.89
1/1/2015	3/31/2015	1,900.90	1,697.01	1,849.34
4/1/2015	6/30/2015	1,949.49	1,842.46	1,842.46
7/1/2015	9/30/2015	1,894.42	1,609.50	1,644.40
10/1/2015	12/31/2015	1,779.25	1,654.98	1,716.28
1/1/2016	3/31/2016	1,716.28	1,492.43	1,652.04
4/1/2016	5/16/2016*	1,716.51	1,595.94	1,637.84

*	As of the date of this pricing supplement, available information for the second calendar quarter of 2016 includes data for the period from April 1, 2016 through May 16, 2016. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2016.

The graph below illustrates the daily performance of the MSCI EAFE® Index from January 2, 2006 through May 16, 2016, based on information from Bloomberg, without independent verification. The dotted lines represent a hypothetical Downside Threshold of 818.92 and a hypothetical Coupon Barrier of 1,146.49, equal to 50% and 70%, respectively, of the closing level of the MSCI EAFE® Index on May 16, 2016. The actual Downside Threshold and Coupon Barrier will be based on the closing level of the MSCI EAFE® Index on the Trade Date (the Initial Value) and will equal 50% and 70%, respectively, of the Initial Value of the MSCI EAFE® Index.

Past performance of the Index is not indicative of the future performance of the MSCI EAFE® Index.

The Russell 2000® Index

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.

Historical Information Regarding the Russell 2000® Index

The following table sets forth the quarterly high and low closing levels of the Russell 2000® Index, based on daily closing levels of the Russell 2000® Index as reported by Bloomberg, without independent verification. The closing level of the Russell 2000® Index on May 16, 2016 was 1,116.212. The actual Initial Value of the Russell 2000® Index will be the closing level of the Russell 2000® Index on the Trade Date. We obtained the closing levels of the Russell 2000® Index above and below from Bloomberg, without independent verification. You should not take the historical levels of the Russell 2000® Index as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2011	3/31/2011	843.549	773.184	843.549
4/1/2011	6/30/2011	865.291	777.197	827.429
7/1/2011	9/30/2011	858.113	643.421	644.156
10/1/2011	12/31/2011	765.432	609.490	740.916
1/1/2012	3/31/2012	846.129	747.275	830.301
4/1/2012	6/30/2012	840.626	737.241	798.487
7/1/2012	9/30/2012	864.697	767.751	837.450
10/1/2012	12/31/2012	852.495	769.483	849.350
1/1/2013	3/31/2013	953.068	872.605	951.542
4/1/2013	6/30/2013	999.985	901.513	977.475
7/1/2013	9/30/2013	1,078.409	989.535	1,073.786
10/1/2013	12/31/2013	1,163.637	1,043.459	1,163.637
1/1/2014	3/31/2014	1,208.651	1,093.594	1,173.038
4/1/2014	6/30/2014	1,192.964	1,095.986	1,192.964
7/1/2014	9/30/2014	1,208.150	1,101.676	1,101.676
10/1/2014	12/31/2014	1,219.109	1,049.303	1,204.696
1/1/2015	3/31/2015	1,266.373	1,154.709	1,252.772
4/1/2015	6/30/2015	1,295.799	1,215.417	1,253.947
7/1/2015	9/30/2015	1,273.328	1,083.907	1,100.688
10/1/2015	12/31/2015	1,204.159	1,097.552	1,135.889
1/1/2016	3/31/2016	1,114.028	953.715	1,114.028
4/1/2016	5/16/2016*	1,154.149	1,092.785	1,116.212

*	As of the date of this pricing supplement, available information for the second calendar quarter of 2016 includes data for the period from April 1, 2016 through May 16, 2016. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2016.

The graph below illustrates the daily performance of the Russell 2000® Index from January 3, 2006 through May 16, 2016, based on information from Bloomberg, without independent verification. The dotted lines represent a hypothetical Downside Threshold of 558.106 and a hypothetical Coupon Barrier of 781.348, equal to 50% and 70%, respectively, of the closing level of the Russell 2000® Index on May 16, 2016. The actual Downside Threshold and Coupon Barrier will be based on the closing level of the Russell 2000® Index on the Trade Date (the Initial Value) and will equal 50% and 70%, respectively, of the Initial Value of the Russell 2000® Index.

Past performance of the Index is not indicative of the future performance of the Russell 2000® Index.

Correlation of the Underlyings

The graph below illustrates the daily performance of the MSCI EAFE® Index and the Russell 2000® Index from January 3, 2006 through May 16, 2016. For comparison purposes, each Underlying has been normalized to have a closing level of 100.00 on January 3, 2006 by dividing the closing level of that Underlying on each day by the closing level of that Underlying on January 3, 2006 and multiplying by 100.00. We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification.

Past performance of the Underlyings is not indicative of the future performance of the Underlyings.

The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the returns of those Underlyings were similar to each other over a given period in terms of timing and direction (i.e., positive or negative). Set forth below is a table that provides the correlation of each pair of Underlyings, calculated based on the quarterly returns of the Underlyings from May 16, 2006 through May 16, 2016, based on information from Bloomberg, without independent verification. You should not take the historical correlations of the Underlyings as an indication of future correlation.

	MSCI EAFE® Index	Russell 2000® Index
MSCI EAFE® Index	—	0.854
Russell 2000® Index	0.854	—

A correlation of 1.000 for a pair of Underlyings represents a perfect positive correlation. This means that the closing levels of that pair of Underlyings have moved in the same direction and the ratio of their quarterly returns has been constant. A correlation of -1.000 for a pair of Underlyings represents a perfect negative correlation. This means that the closing levels of that pair of Underlyings have moved in the opposite direction and the ratio of their quarterly returns has been constant. A correlation of 0.000 for a pair of Underlyings means that the Underlyings are uncorrelated. This means that there is no statistical relationship between the quarterly returns of that pair of Underlyings. The closer the correlation of a pair of Underlyings is to 1.000, the more positively correlated those Underlyings are. The closer the correlation of a pair of Underlyings is to -1.000, the more negatively correlated those Underlyings. The closer the correlation of a pair of Underlyings is to 0.000, the less correlated those Underlyings are. The lower the correlation between two Underlyings, the greater the potential for one of those Underlyings to close below its Coupon Barrier or Downside Threshold on any Observation Date or the Final Valuation Date, respectively.

The correlations set forth above are based on the historical performance of the Underlying, and you should not take those historical correlations as an indication of future correlation. In addition, the correlations set forth above are not the same as the correlations referenced in setting the terms of the Notes. The correlations referenced in setting the terms of the Notes are calculated using internal models of our affiliates and are not derived from the quarterly returns of the Underlyings over the period set forth above. Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Contingent Coupon Rate is determined, in part, based on the correlations of the Underlyings’ performance calculated using internal models of our affiliates at the time when the terms of the Notes are finalized. A higher Contingent Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for missed Contingent Coupons and for a loss on your investment at maturity.

Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Notes that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

The Estimated Value of the Notes

The estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The estimated value of the Notes does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Notes is based on, among other things, our and our affiliates’ view of the funding values of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Notes will be lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see “Key Risks — Risks Relating to the Notes Generally — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to twelve months. The length of any such initial period reflects secondary market volumes for the Notes, the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Notes Generally — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes. See “Hypothetical Examples” in this pricing supplement for an illustration of the risk-return profile of the Notes and “The Underlyings” in this pricing supplement for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to the estimated value of the Notes plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.